Exhibit 10.3

GENERAL CONDITIONS FOR THE PROMISE OF ASSIGNMENT AND ACQUISITION OF
CREDIT RIGHTS AND OTHER COVENANTS

FUNDO DE INVESTIMENTO EM DIREITOS CREDITÓRIOS NÃO-PADRONIZADOS PICPAY I (“Fund”), enrolled with the National Corporate Taxpayers’ Register (“CNPJ/ME”) under No. 32.527.650/0001-86, registered with the Securities Commission (“CVM”), organized as a closed-end fund, in the form of its bylaws (“Bylaws”), governed by the National Monetary Council Resolution No. 2.907, of November 29, 2001 (“CMN Resolution 2.907/01”), by CVM Instruction 356, of December 17, 2001, as amended (“CVM Instruction 356/01”), and CVM Instruction 444, of December 8, 2006, as amended (“CVM Instruction 444/06”), and represented in the form of its Bylaws, by its administrator, BRASIL PLURAL S.A. BANCO MÚLTIPLO, a financial institution headquartered in the City of Rio de Janeiro, State of Rio de Janeiro, at Praia de Botafogo, No. 228, suite 907 - Part, Botafogo, Postal Code 22250-906, enrolled with the CNPJ/ME under No. 45.246.410/0001-55, duly authorized by CVM for the professional exercise of administration and management of securities portfolios by means of CVM Declaratory Act No. 13.778, of July 16, 2014, as provided for in Article 23 of Law No. 6.385, of December 7, 1976, as amended, and CVM Instruction No. 558, of March 26, 2015, as amended, hereby represented in the form of its By-Laws (“Administrator” or “Custodian”), and PICPAY SERVIÇOS S.A., a joint-stock company headquartered in the City of Vitória, State of Espírito Santo, at Av. Jerônimo Monteiro, No. 1000 - Centro, Postal Code 29010-935, enrolled with the CNPJ/ME under No. 22.896.431/0001-10 (“PicPay” or “Debtor”, as the case may be), in the capacity as representative of the Assignors (as defined below), resolve to establish the general conditions for the assignments of credit rights that will be carried out from time to time by the End Users (as defined below) that have acceded to the “Payment Service Agreement”, made available on the PicPay app (“PicPay Service Agreement”), as amended or substituted from time to time, by means of this instrument of “General Conditions for the Promise of Assignment and Acquisition of Credit Rights and Other Covenants” (“General Conditions of Assignment”), which shall be governed by the following clauses and conditions:

WHEREAS:

(i) the Assignees are End Users and, in this capacity, they have acceded and agreed to the terms and conditions of these General Conditions of Assignment through the PicPay Service Agreement, which, among other provisions, allows PicPay to act in the capacity as representative of the Assignors;

(ii) as a result of the Payment Transactions (as defined below) carried out by the Assignor in the PicPay System with the use of Payment Instruments (as defined below) for the contribution or credit of funds to the respective User PicPay Accounts (as defined below) (cash in) including, without limitation, for the purpose of transferring funds to Clients and/or Sub-accredited Establishments (as defined below), purchase goods, products or services from a Sub-accredited Client and/or Establishment and/or make pay Collection Slips (as defined in the Bylaws), as applicable, the Assignors, from time to time, hold Credit Rights (as defined below) against PicPay;

(iii) as a result of the contribution or credit of funds made by the End User to the respective User PicPay Account through a Payment Transaction (cash in), a credit relationship is originated, which corresponds to the End User credit against PicPay resulting from the amounts contributed or credited to the User PicPay Account;

(iv) the Assignors, represented by PicPay, shall, under the terms of the PicPay Service Agreement, from time to time, offer and assign to the Fund the Credit Rights that are in compliance with the Eligibility Criteria (as defined below) and the Assignment Conditions (as defined below), as regulated by the Fund Bylaws, the PicPay Service Agreement and these General Conditions of Assignment;

(v) the Fund, in turn, wishes to acquire the respective Credit Rights from the Assignors, provided that the Eligibility Criteria and the Assignment Conditions are cumulatively met, as regulated by the Fund’s Regulations and these General Conditions of Assignment;

(vi) the Assignors, pursuant to each Electronic Assignment Formalization (as defined below) carried out through the PicPay System (as defined below), shall assign to the Fund the Credit Rights specified in the respective Electronic Assignment Formalization, pursuant to articles 286 et seq. of Law No. 10.406, of January 10, 2002, as amended, or any rule that may replace it (“Brazilian Civil Code”), with all that such Credit Rights represent;

(vii) the Custodian (as defined below) shall provide custody services to the Fund, as provided for in article 38 of CVM Instruction 356/01, including verification of compliance with the Eligibility Criteria and the Assignment Conditions, in accordance with the Bylaws;

(viii) as provided in these General Conditions of Assignment, the Credit Rights are originated from Payment Transactions carried out by End Users, when using any Payment Instruments;

(ix) the Assignors are and shall be the only and legitimate owners of the Eligible Credit Rights to be assigned to the Fund;

(x) the Assignors are End Users who, in the form of the PicPay Service Agreement, assign all or part of their respective Credit Rights and, in this capacity, have expressly acceded and agreed to the terms and conditions of these General Conditions of Assignment through the PicPay Service Agreement; and

(xi) for purposes of these General Conditions of Assignment, any reference to the Fund shall also be construed as a reference to the Administrator, in the capacity as representative of the Fund.

1. SECTION ONE - DEFINITIONS AND CONSTRUAL

1.1. Definitions. All terms and expressions, starting with capital letters, in their singular or plural form, used in this General Conditions of Assignment and its exhibits and not defined therein have the meaning respectively attributed to them in Exhibit I to these General Conditions of Assignment. The terms and expressions, starting in capital letters and used in these General Conditions of Assignment, whether in the singular or in the plural form, and which are not otherwise defined in these General Conditions of Assignment or in its Exhibit I shall have the respective meaning attributed to them in the Bylaws.

1.2. The rules set out below apply to the construal of these General Conditions of Assignment:

(a) the headings and titles of these General Conditions of Assignment are for convenience and reference only, and they shall neither limit nor affect, in any way, the construal of the respective sections, sub-sections or items;

(b) the terms “include”, “including” and the like shall be construed as if they were accompanied by the phrase “but not limited to”;

(c) references to any documents or instruments include all respective amendments and restatements;

(d) references to any period shall be considered references to the number of calendar days, unless otherwise specified, provided that all terms or periods provided for in these General Conditions of Assignment shall be counted by excluding the date of the event that caused the beginning of that term or period and including the last day of the term or period in question. All terms established in these General Conditions of Assignment that end on Saturdays, Sundays or holidays shall be automatically extended to the first subsequent Business Day; and

(e) if any clause, exhibit, term or provision of these General Conditions of Assignment becomes (by operation of law) or is declared (by any government authority) null, invalid or unenforceable, wholly or in part, no other section, exhibit, term or provision of these General Conditions of Assignment shall be affected as a consequence thereof, so that all other provisions of the General Conditions of Assignment shall remain in force. The Parties shall, in good faith, negotiate an amendment to these General Conditions of Assignment, as applicable, in order to reflect their original intention, changing only the section, exhibit, term or provision declared null, invalid or unenforceable.

2. SECOND TWO - ASSIGNMENT AND ACQUISITION OF CREDIT RIGHTS

2.1. Assignment of the Credit Rights. The Assignors, through the offering of Credit Rights, once the Electronic Assignment Formalization is completed, shall assign and transfer to the Fund, from time to time, finally and without any co-obligation or responsibility for the solvency of the respective Debtor, during the term of the Fund, the existing, valid and effective Credit Right, free and clear of any liens and/or encumbrances, held against the corresponding Debtor, as a result of Payment Transactions carried out by the End Users with the use of Payment Instruments, operated by the PicPay System, after discounting the fees that constitute the remuneration of the Brands, Issuers and the Purchaser of the Transaction, as well as any other retentions provided for in the Payment Arrangement rules, in the respective accreditation and accession agreement or in the PicPay Service Agreement, as applicable.

2.1.1. Credit Rights Acquisition Option. The Fund shall have the option of acquiring the Credit Rights offered by the Assignors under the terms of these General Conditions of Assignment, the PicPay Service Agreement and the respective Electronic Assignment Formalization, in order to comply with its investment policy, as described in the Bylaws.

2.1.2. Verification of the Eligibility Criteria and Assignment Conditions. The Credit Rights to be assigned to the Fund, subject to the provisions of Section 2.2 below, shall comply with the Eligibility Criteria and the Assignment Conditions, to be confirmed and validated by the Custodian and PicPay, in the capacity as representative of the Assignors.

2.2. Eligibility Criteria and Assignment Conditions. Any and all Credit Rights to be assigned to the Fund shall be owned by the Assignors and due by PicPay (“Eligibility Criteria”). In addition, all Credit Rights offered to the Fund shall comply with the following Assignment Conditions:

(i) the Credit Rights shall have a face value equal to or greater than one cent of Real (R$0.01);

(ii) the installments of Credit Rights arising from credits to be paid in installments shall be consecutive, and all installments shall comply with the Assignment Conditions;

(iii) the Debtor shall be compliant with all payments due to the Fund due to the Assigned Credit Rights; and

(iv) the Credit Rights may not have a maturity date later than the Fund’s Term of Duration.

2.2.1. Administrator Rules and Procedures. Under the terms of art. 34, item IX, of CVM Instruction 356/01, the Administrator has appropriate rules and procedures, in writing and subject to verification, that allow it to verify compliance, by the Assignors and the Custodian, with the obligation to validate the Credit Rights in relation to the Assignment Conditions established in these General Conditions of Assignment and in the Bylaws.

2.2.2. Basis for Verifying Assignment Conditions. For the purpose of verifying fulfillment of the Assignment Conditions described in Section 2.2 above, the Custodian shall rely exclusively on the Remittance Files. In addition, in cases where the verification of the Assignment Conditions of the respective Assigned Credit Rights involves discussions about the existence, veracity, content and/or enforceability of the Assigned Credit Right, the Custodian may even base on the respective Additional Documents, which shall be requested by the Administrator to PicPay.

2.3. Assignment of the Credit Rights. The Credit Rights assigned to the Fund shall be bound by these General Conditions of Assignment, on an irrevocable and irreversible basis, subject to the applicable provisions of this Section Two.

2.4. Liability of the Assignors. The Assignors shall not be liable for the Debtor’s solvency in relation to the Assigned Credit Rights, but only for the good formalization, correct creation, origination, validity, existence, liquidity and certainty of these Credit Rights acquired by the Fund, under the terms of these General Conditions of Assignment.

2.4.1. Liability of the Fund Service Providers and PicPay. The Administrator, the Manager, the Asset Controller and the Custodian shall not be liable for the solvency, origination, validity, existence, liquidity, certainty and enforceability of the Credit Rights acquired by the Fund. Without prejudice to the liability of the Assignors, as described in Section 2.4 above, PicPay, in the capacity as Debtor of the Credit Rights, is liable to the Administrator, the Asset Controller and the Custodian, as well as to the Fund and its Shareholders, for the solvency, origination, validity, existence, liquidity, certainty and enforceability of the Credit Rights acquired by the Fund.

2.5. Scope of Accessories to the Credit Rights. Under the terms of article 287 and 893 of the Brazilian Civil Code and these General Conditions of Assignment, the assignment, by the respective Assignor, of the Credit Rights Eligible to the Fund, shall cover not only the Eligible Credit Rights, but also everything that the Eligible Credit Rights represent, including monetary adjustments, interest and charges, as well as all rights, shares, co-obligations and guarantees ensured to the Assignor by virtue of the Eligible Credit Rights, under the terms of the respective Supporting Documents that formalize them.

2.6. Execution of Documents in Hard Copy. If necessary, and subject to the powers granted under the PicPay Service Agreement, assignment instruments may be entered into between the Fund and the Assignors in hard copy, in order to show, through an additional document in hard copy, the assignments previously formalized through Electronic Assignment Formalizations.

3. SECTION THREE - PURCHASE PRICE, ASSIGNMENT AND PAYMENT OF THE ELIGIBLE CREDIT RIGHTS

3.1. As a general rule, each transaction for the assignment of Eligible Credit Rights to the Fund shall be considered formalized and compliant after cumulative verification of the events described in Section 3.1.1 et seq. and below, without prejudice to any other specific procedures provided for in these General Conditions of Assignment and the proof of payment of the Purchase Price.

3.1.1. In the capacity as representative of the Assigners, PicPay shall select, on a given day (“Offering Date”), the Credit Rights to be offered to the Fund, which, to its understanding, meet the Assignment Conditions and the Eligibility Criteria, identifying in the PicPay System, whose access is granted to the Administrator and the Custodian, the following information (i) Assignor; (ii) face value; (iii) Purchase Price; (iv) Purchase Price Payment Date; (v) identification of the transaction with the Transaction Buyer (authorization code); and (vi) applicable maturity date based on the settlement period defined in the respective Payment Arrangement, subject, for assignment of Credit Rights, to the following procedures, which must be carried out in a sequential manner (“Offering Processing”):

(i) on the Business Day prior to the Offering Date, PicPay, in the capacity as Representative of the Assignors, shall forward to the Custodian the estimate of Credit Rights to be acquired by the Fund and which shall be provisioned for purposes of making up the Acquisition Reserve, it being understood that the estimate may be adjusted daily;

(ii) an electronic file in CNAB format completed in the form of Exhibit II to these General Conditions of Assignment, as instructed therein, registering the Credit Rights assigned to the Fund on a given day, identified by (a) Assignor; (b) face value; (c) Purchase Price; (d) Purchase Price Payment Date; (e) identification of the transaction with the Transaction Buyer (authorization code); and (f) applicable maturity date based on the settlement period defined in the respective Payment Arrangement (“Remittance File”) shall be sent via the File Exchange System by the Assignor, represented by PicPay, to the Custodian, for validation by the Custodian within one (1) Business Day as from the respective Offering Date;

(iii) Once the Credit Rights are identified in the form of Section 3.1.1 above, the Assignors shall assign and the Fund shall acquire the Credit Rights (“Acquisition Date”), it being understood that the Custodian shall be authorized to pay the Purchase Price;

(iv) after receiving the Remittance Files, the Custodian shall: (1) verify the existence of the Eligibility Criteria and the Assignment Conditions in the Credit Rights contained in the Remittance File(s) sent by the Assignors, represented by PicPay, on the respective Offering Date; (2) identify the Credit Rights offered to the Fund that meet the Eligibility Criteria and the Assignment Conditions and that are in accordance with the financial availability of the Fund’s acquisition on that date; and (3) forward to PicPay, in the capacity as Representative of the Assignors, via the File Exchange System, the CNAB file that identifies the Assigned Credit Rights, as well as the Credit Rights rejected by the Custodian, whose assignment shall be subject to Assignment Termination subject to, as applicable, the provisions of Section Four below), as well as the reason for the Assignment Termination, if applicable, completed in accordance with Exhibit II to these General Conditions of Assignment, according to the instructions (“Reply File”), expressing those Credit Rights that have met the Eligibility Criteria and the Assignment Conditions and which are in accordance with the financial availability of the Fund’s acquisition, with indication of the respective payment dates of the Purchase Price;

(v) simultaneously to the sending of the Reply File to the Fund, then, represented by the Administrator, it may send electronic correspondence from any Authorized Fund Email address and any PicPay Authorized E-mail address, confirming the terms of the Reply File (“Confirmation Email”). Failure to send the Confirmation Email mentioned herein shall not imply any additional liability or penalty to the Fund, or even in any way adversely affect the assignment of the Credit Rights, which shall be considered perfect and finished regardless of the sending of the Confirmation Email;

(vi) on the day following the Acquisition Date, to enable payment reconciliation, PicPay, in the capacity as representative of the Assignors, shall send to the Custodian, with a copy to the Administrator, a Conciliation File reflecting all transactions made in the Fund’s PicPay Account on the respective Acquisition Date;

(vii) simultaneously to the sending of the Conciliation File mentioned in item (vi) above, PicPay shall grant constant access to its Credit Rights control systems, through which it shall be possible for the Administrator and/or the Custodian to verify the information regarding Credit Rights, including (a) the Payment Transaction code; (b) the identification of the Assignor; (c) the face value of the assigned Credit Right; (d) the outstanding installments of the assigned Credit Right; and (e) the total outstanding amount of the Assigned Credit Right;

(viii) simultaneously to the procedures mentioned in items (vi) and (vii) above, PicPay may, in the capacity as Debtor, forward to the Custodian, with a copy to the Administrator, confirming receipt of the Reply File (“Reply Email”). Failure to send the Reply Email mentioned herein shall not imply any additional liability or penalty to the Fund or PicPay, or even in any way adversely affect the assignment of Credit Rights, which will be considered perfect and finished regardless of the sending of the Reply Email.

3.1.2. The Custodian shall pay the Purchase Price agreed with the Assignor, represented by PicPay, by transfer from the Fund Account to the PicPay User Account in the PicPay System, on the date agreed for payment of the Purchase Price. Notwithstanding the provisions above, if applicable, the Custodian and PicPay, in the capacity as Settlement Agent, may agree on different procedures for payment of the Purchase Price, and such procedures shall be formalized in writing between the Custodian and the Settlement Agent, as the case may be, by means of an amendment to these General Conditions of Assignment.

3.1.2.1. The Settlement Agent shall transfer the Purchase Price to the Assignors on the payment dates agreed between the Fund and the Assignors, represented by PicPay.

3.1.3. The offering by the Assignors, represented by PicPay, through the identification and selection of Credit Rights in the PicPay System for assignment to the Fund under the terms of Section 3.1.1 above, contained in the respective Remittance File by the respective Assignor, as represented by PicPay, shall characterize the offer of assignment of Credit Rights to the Fund.

3.2. For the assignment of Credit Rights, the Fund shall pay the purchase price to be agreed with the Assignor, which shall observe the moving average of the last ninety (90) Acquisition Dates, it being understood that such acquisition price cannot be less than one hundred and fifteen percent (115%) of the variation of the DI average over extra group rates – one-day Interbank deposits, calculated and disclosed daily by B3, in the Daily Newsletter, available on its website (http://www.cetip.com.br) based on three hundred and sixty-five (365) base days, expressed as a percentage per year (“DI Rate” and “Purchase Price”, respectively).

4. SECTION FOUR - PREPAYMENT

4.1. The Administrator is authorized to accept the prepayment, by the Debtor, of the Assigned Credit Rights to the Fund, under the terms and conditions set out below (“Prepayment”).

4.1.1. The electronic file filled out in the form of the Exhibit II to these General Conditions of Assignment, according to the instructions therein, indicating (i) the Assigned Credit Rights that shall be the subject of Prepayment by the Debtor; (ii) the gross amount of the Assigned Credit Rights that shall be the subject of Prepayment by the Debtor; (iii) the net amount of Assigned Credit Rights that will be the subject of Prepayment by the Debtor; (iv) the date on which the Prepayment shall occur; and (v) the term of the Assigned Credit Rights that shall be the subject of Prepayment by the Debtor (“Prepayment File”), shall be sent by email by the Debtor to the Custodian, for validation by the Custodian and payment of the Prepayment Amount (as defined below) by the Debtor, subject to the following terms and procedures, which shall be carried out sequentially (“Prepayment Processing”):

(i) by three p.m. (3 p.m.) on the Business Day on which it wishes to proceed with the Prepayment, the Debtor shall forward the Prepayment Files to the Custodian, listing the Assigned Credit Rights that the Debtor wishes to be the subject of Prepayment;

(ii) by four p.m. (4 p.m.) of the Business Day referred to in item (i) above, the Custodian shall: (1) inform the Debtor if the Administrator accepts the Prepayment of the Assigned Credit Rights contained in the Prepayment File; and (2) forward to the Debtor via electronic correspondence sent from any Authorized Custodian Email, the electronic file that identifies the Assigned Credit Rights accepted as the subject of Prepayment by the Debtor, completed in the form of Exhibit II to these General Conditions of Assignment, according to the instructions (“Prepayment Reply File”);

(iii) by five p.m. (5:00 p.m.) on the Business Day referred to in item (i) above, after receiving the Prepayment Reply File and subject to the time limits provided for in the previous items, the Debtor shall transfer to the Fund Account the Prepayment Amount (as defined below), the statement of which shall be immediately sensitized in each of the assigned Credit Rights that are the subject of Prepayment by the Debtor. In view of the verification of such deposit, the Custodian shall write off the Assigned Credit Rights that are the subject of Prepayment; and

(iv) on the Business Day following the procedure in item (iii) above, PicPay shall send to the Custodian, with a copy to the Administrator, a Conciliation File with individual details of all Assigned Credit Rights that are the subject of Prepayment by the Debtor.

4.1.2. The sending of the Prepayment File pursuant to Section 4.1.1 above shall characterize the irrevocable and irreversible Prepayment offer by the Debtor, but it shall not bind the Fund to accept the offer, provided that the Administrator may order the Custodian to reject the offer, wholly or in part, subject to the terms set forth in Section 4.1.1 above.

4.1.3. If the Prepayment Processing is not completed within the time limit indicated in Section 4.1.1, item (iii) above, and/or if the Debtor does not pay the Prepayment Amount, as applicable, the Prepayment File(s) forwarded by the Debtor shall be considered canceled and the Prepayment offering shall be revoked.

4.2. The Prepayment amount shall be calculated in accordance with the formula below, corresponding to the sum of the amounts of each Assigned Credit Right that shall be the subject of Prepayment, brought to present value by the discount factor (“Prepayment Amount”):

[formula]

where:

“VlrCred”: Face value of Assigned Credit Rights on the maturity date;

“DI”: Average Pre-DI Rate valid at the close of the day prior to the respective assignment date, disclosed in percentage form per year by B3, on the basis of three hundred and sixty-five (365) days;

“DI %”: one hundred and five percent (105%);

“dc”: number of calendar days until expiry of the Assigned Credit Rights subject to Prepayment; and;

“n”: number of Credit Rights that are the subject of Prepayment.

4.3. Prepayment shall be allowed if the amount to be paid corresponds, at least, to the Prepayment Amount provided above.

4.4. If the Administrator observes, in the course of the Fund’s operation, that the frequency and trend of Prepayment events are not in accordance with the Fund’s investment policy, market practices and/or regulatory or statutory provisions, the Administrator may, at its sole discretion, discontinue the Prepayments, informing PicPay thereof.

4.5. Notwithstanding the prerogative set forth in Section 4.4 above, PicPay shall always have the possibility to make, at its sole discretion, the Credit Rights Prepayment if the amount to be paid by way of Prepayment corresponds to the amount of the Credit Rights on their respective Maturity Date. For this purpose, it shall follow the same operational procedures provided for in Sections 4.1.1, 4.1.2 and 4.1.3 above.

5. SECTION FIVE - ASSIGNMENT TERMINATION

5.1. Termination of Assignment of the Assigned Credit Rights. In case (i) of non-existence due to poor formalization or defect of the respective Supporting Documents or Additional Documents, in the form of article 295 of the Brazilian Civil Code, including any supervening inconsistency that is ascertained at any time in the data and/or description of the Assigned Credit Rights in relation to the Supporting Documents; (ii) the Custodian learns, after the acquisition of Credit Rights by the Fund, that one or more Assigned Credit Rights were not compliant with the Assignment Conditions prior to their acquisition by the Fund; (iii) of acquisition, by the Fund, of the Credit Right that may be claimed by a third party that is proven to hold a security, lien or charge established on such Credit Right prior to its acquisition by the Fund; (iv) of acquisition, by the Fund, of Credit Rights in noncompliance with the Eligibility Criteria or due to a false or incorrect statement made by the Assignors; and/or (v) of cancellation of the Payment Transaction by the Assignor prior to payment of the Purchase Price by the Fund exclusively in the situations described in item (i) above, the respective assignment of the Assigned Credit Right subject to any of the cases described above shall be terminated, in which case the Assignors, as represented by PicPay, agree to pay the Assignment Termination Price (as defined below) in relation to the Assigned Credit Right in question, provided that the aforementioned cases have been verified before the date of full payment of the respective Assigned Credit Right to the Fund, in accordance with the terms and conditions described below.

5.1.1. In the event of verification of one of the events described in Section 5.1 above (“Assignment Termination”):

(i) if the payment of the Purchase Price has already been made and no portion of the respective Assigned Credit Right, subject to the Assignment Termination, has been paid to the Fund by the Debtor, the Assignors, represented by PicPay, shall make the payment of the Assignment Termination Price related to the Credit Right Assigned in the form of Section 5.1.1.1 below;

(ii) if payment of the Purchase Price has not been made, the Fund and the Assignor shall reflect the Assignment Termination of the respective Assigned Credit Right on which one of the circumstances described in Section 5.1 above was verified, it being understood that the Fund shall write off the respective Credit Right Assigned from its portfolio and the Assignor shall be released from payment of the Assignment Termination Price to the Fund as a result of the Assignment Termination; or

(iii) if the payment of the Purchase Price has already been made and the Debtor has already paid part of the installments referring to the Assigned Credit Rights in installments that are the subject of Assignment Termination, and if the outstanding installments remain due by the Debtor, the Fund shall reimburse the Debtor for the amount relating to the installments of the Assigned Credit Right already paid, and the Assignor shall return the Purchase Price to the Fund.

5.1.1.1. From the moment that the Assignors, represented by PicPay, verify one of the circumstances described in Section 5.1 above in relation to a given Assigned Credit Right(s), and up to one (1) Business Day after verification of the event, the Assignors, represented by PicPay, shall send notice to the Administrator, with a copy to the Custodian, via the File Exchange System, CNAB file, under the terms of Exhibit II to these General Conditions of Assignment, according to the instructions (“Assignment Termination Notice File”), stating: (i) the verification of the respective Assignment Termination event; and (ii) as the case may be, the day on which the payment of the Assignment Termination Price shall be made, which may not be after the date on which the Assignment Termination Notice File is sent (“Termination Date”).

5.1.1.2. On the same day as the Termination Date, the Custodian shall forward to PicPay, the representative of the Assignors, a CNAB file filled out in the form of the Exhibit II to these General Conditions of Assignment, according to the instructions (“Assignment Termination Response File”), including all Assigned Credit Rights subject to the Assignment Termination, according to the Assignment Termination Notice File(s) sent by the Assignors, represented by PicPay, pursuant to Section 5.1.1.1 above.

5.1.1.3. Upon submission of the Assignment Termination Response File, the Fund, represented by the Administrator, shall confirm for all purposes de facto and de jure that it is in accordance with the Assigned Credit Rights Assignment Termination, under the terms indicated by PicPay.

5.1.1.4. After receiving the Assignment Termination Response File from PicPay, in the capacity of representative of the Assignors, under the terms of Section 5.1.1.2 and 5.1.1.3 above, the Assignors, represented by PicPay, shall pay the Assignment Termination Price, it being understood that upon payment thereof, the Fund grants release relating to the Credit Rights that are the subject of the Assignment Termination. After the procedures above, such Credit Rights shall be written off from the Fund’s portfolio, and the respective Assignor shall become the holder of such Credit Rights that are the subject of the Assignment Termination.

5.1.1.5. For purposes of the previous Section, “Assignment Termination Price” shall mean the price to be paid by the Assignors, represented by PicPay, to the Fund, which shall be, if the Assignment Termination occurs after payment of the Purchase Price, equivalent to the Purchase Price of the respective Assigned Credit Right.

5.1.2. If the Purchase Price has been paid by the Fund to the Assignors, only upon payment of the Assignment Termination Price by the Assignors, represented by PicPay, the Fund shall automatically, and without further action, deem the assignment of the assigned of the respective Assigned Credit Right termination, and such Assigned Credit Right shall be transferred and assigned to the Assignors, represented by PicPay, without recourse, representation or warranty, on the date of such payment, jointly with all sums due or which become due in relation to such Assigned Credit Right as from the payment date, as well as all related procedures. In the event of Assignment Termination without the Assignor having been paid the Purchase Price by the Fund, the Fund shall deem the assignment of the respective Assigned Credit Right terminated, and such Credit Right shall be transferred and assigned to the Assignor, in the manner described above, as from the date on which the respective Assignor, represented by PicPay, and the Administrator become aware of the occurrence of one of the events described in Section 5.1 above.

5.1.3. The Fund may, at any time, upon notice to the Assignors, represented by PicPay, request evidence/proof that the representations made within the scope of these General Conditions of Assignment and of each Electronic Formalization of the Assignment, referring to certain Assigned Credit Rights, have been complied with and/or are true, provided that the Assignors, represented by PicPay, shall forward such evidence/proof within up to three (3) Business Days as from the date of the respective request.

5.2. Upon verification of the event of non-existence due to poor formalization or defect of the Assigned Credit Rights as provided for in Section 5.1 above after the date of full payment or settlement of the Assigned Credit Rights to the Fund, the Parties hereby agree that: (i) the Assignors, represented by PicPay, shall be responsible for the payment of any amounts that may be due to third parties (including the Issuers); (ii) the Assignors, represented by PicPay, shall exempt the Fund, the Administrator and the Custodian from any liabilities that may arise from such event; and (iii) the Fund shall have no right against the Assignors due to the occurrence of such event, including any right of indemnification and/or penalty against the Assignors.

6. SECTION SIX - COLLECTION OF ASSIGNED CREDIT RIGHTS

6.1. Ordinary Receipt of the Assigned Credit Rights. The clearance and settlement of the Credit Rights shall be carried out as follows: (i) the Brands shall insert the settlement order of the respective credit with CIP; (ii) CIP shall debit the amount indicated by the Brands from the reserve account held by the respective Issuers with CIP, through SILOC process (Deferred Settlement System for Interbank Credit Order Transfers); (iii) the total amount paid by the Accrediting Companies shall be credited to a settlement account, opened with a settlement bank; (iv) the settlement bank shall transfer these amounts to a account of free operation held by the Debtor; and (v) the Debtor shall then make pay the Assigned Credit Rights by means of credit or other equivalent transfer mechanism of the respective amount to the Fund Account on the date of the respective maturity of the Assigned Credit Right.

6.1.1. The Debtor’s obligation to settle the Assigned Credit Rights, as established in Section 6.1, item (v) above, and subject to the terms and conditions of the Bylaws, is not conditional and does not depend on the occurrence of the provision in Section 6.1, items (i) to (iv) above, so that the Debtor cannot rely on any possible non-occurrence of any of the aforementioned events to be exempted from its obligations related to the Assigned Credit Rights to the Fund, wholly or in part, according to the provisions of the Bylaws, of these General Conditions of Assignment and respective Electronic Assignment Formalizations.

6.2. In order to restate the Assigned Credit Rights daily, at the end of each Business Day, PicPay shall send to the Custodian, with a copy to the Administrator, a Conciliation File reflecting all transactions made in the Fund’s PicPay Account, on the respective Offering Date. If a differentiated procedure for payment of the Purchase Price is agreed between the Custodian and PicPay, PicPay and the Custodian shall agree on adequate and sufficient operational procedures so that, at the Custodian’s discretion, the latter is able to identify the payment of the Purchase Prices to the Assignors made through PicPay, in the capacity as Settlement Agent.

6.3. Collection of Defaulted Assigned Credit Rights. In the event of failure by the Debtor to pay the Assigned Credit Rights in full, the Custodian shall comply with the following procedure for administrative collection of the Defaulted Assigned Credit Rights:

(i) except in the event of intervention, liquidation, bankruptcy, special administration or other events or similar insolvency regimes of the Debtor, in which case the Custodian may immediately take the measures set forth in item (ii) below, within (and including) one (1) Business Day as from the respective maturity date of the Assigned Credit Right, there shall be no administrative and/or judicial collection efforts for the Defaulted Assigned Credit Right that is not paid by the Custodian; and

(ii) from (and including) the tenth (10th) Business Day following the respective maturity date of the Defaulted Assigned Credit Rights, the Custodian shall take all measures it deems necessary, including, without limitation, judicial and administrative measures, adequate to collect amounts due and not paid by the Debtor, including, without limitation, (a) the foreclosure upon all guarantees of payment of the respective Defaulted Assigned Credit Right, as the case may be; and (b) should this be the case, submission of a request to the intervener designated by the Central Bank of Brazil (BACEN) for the amounts necessary for payment of the Defaulted Assigned Credit Rights to be duly transferred to the Fund.

6.4. Pursuant to article 38, section VII, of CVM Instruction 356/01, the Custodian shall be responsible for collecting and receiving, on behalf of the Fund, the amounts relating to the Assigned Credit Rights on their respective maturity dates.

7. SECTION SEVEN - SEGREGATION OF THE CREDIT RIGHTS

7.1. The Assigned Credit Rights, pursuant to the provisions set forth in these General Conditions of Assignment and to the respective Electronic Assignment Formalization, shall belong to and be owned by the Fund as from the date of the respective Electronic Assignment Formalization, pursuant to Section 3.1.1 above, and the Fund shall have the right to collect and receive any Assigned Credit Rights, acting on its own account or by means of third parties.

8. SECTION EIGHT - OPERATION OF THE ACQUISITION AND SETTLEMENT OF THE CREDIT RIGHTS

8.1. Electronic Assignment Formalization. As a general rule, each assignment of Eligible Credit Rights to the Fund shall be deemed formalized and regular after the Electronic Assignment Formalization, under the terms of the PicPay Service Agreement and of the Electronic Assignment Formalization itself, which may be operationalized by the Settlement Agent.

8.2. The payment of the Purchase Price for Eligible Credit Rights shall be made by means of the account held by the Fund with PicPay, under CNPJ/ME No. 32.527.650/0001-86 (“Fund’s PicPay Account”), or the bank account held by the Fund with Brasil Plural S.A. Banco Múltiplo (125), or any other checking account that may be opened and held by the Fund for this purpose (“Fund Bank Account”), where the estimated amounts for acquisition of the Eligible Credit Rights shall be available for the Term of Duration of the Fund. Payments of the following amounts shall also be made to the Fund’s Bank Account: (i) the amounts referring to the payment of the Shares issued by the Fund from time to time; (ii) the proceeds from the settlement of the Defaulted Assigned Credit Rights; and (iii) funds originating from payments of Eligible Credit Rights.

8.3. PicPay and the Administrator shall observe, pursuant to Section 3.1.1, item (i), of these General Conditions of Assignment, the constant provisioning of funds in the Fund’s Account, related to the estimate of Credit Rights that shall be offered to the Fund on the following Business Day.

9. SECTION NINE - REPRESENTATIONS OF THE ASSIGNORS

9.1. Representations of the Assignors. The Assignors, duly authorized in the form of their articles of organization, individually, as the case may be, shall be civilly and criminally liable for the existence, legality, legitimacy, veracity, origination, validity and correct formalization of the Assigned Credit Rights acquired by the Fund, under the terms of these General Conditions of Assignment and each Electronic Assignment Formalization, and they shall further represent and warrant to the Fund, the Custodian and the Administrator, individually, on the date of formalization of each Electronic Assignment Formalization, that each Assignor:

(i) is a legal entity or individual, as the case may be, validly registered, organized and incorporated and in operation in accordance with the legislation of the Federative Republic of Brazil and applicable regulations in force;

(ii) these General Conditions of Assignment, the assumption and fulfillment of the obligations arising therefrom, in particular those relating to the assignment and transfer of Assigned Credit Rights, are not conditional upon any authorization from its deliberative and executive bodies (shareholders’ meeting, board of directors and executive board), as well as upon any previous resolution of shareholders/members required under shareholders’/members’ agreements that may be filed at its principal place of business, thus meeting all requirements of the law and of its articles of association/By-Laws necessary for this purpose;

(iii) these General Conditions of Assignment, the assumption and fulfillment of the obligations arising therefrom do not result, directly or indirectly, in non-compliance, wholly or in part, with (a) any agreements, instruments or documents, of any nature, entered into prior to the Credit Rights Offering Date under the terms of these General Conditions of Assignment, to which it is a party or by which it is bound, in any capacity, any of the corporeal, incorporeal, intangible, tangible assets, movable or immovable property owned by it, in particular the Assigned Credit Rights; (b) any legal or regulatory rule to which the Assignor, or any of the corporeal, incorporeal, tangible, intangible assets, movable or immovable property owned by it; and (c) any court or administrative order, decision, even if preliminary, which affects the Assignor, or any of the tangible, intangible assets, movable or immovable property owned by it;

(iv) the Credit Rights that, under these General Conditions of Assignment and each Electronic Assignment Formalization, are assigned to the Fund, are their legitimate and exclusive property, existing, valid, effective, free and clear of any liens, encumbrances or restrictions or impediments of any nature that could in any way, prevent the assignment and full exercise, by the Fund, of the prerogatives arising from ownership of the Assigned Credit Rights acquired under the terms of these General Conditions of Assignment and of each Electronic Assignment Formalization, including in relation to third parties, not being subject to any other disposition, pledge, assignment or transfer, promise of disposition and/or encumbrance;

(v) only the Credit Rights that cumulatively meet, on each date of the assignment of the Credit Rights, the Eligibility Criteria and the Assignment Conditions shall be offered to the Fund;

(vi) is not aware, on the date hereof, of personal or property civil, commercial, tax or labor lawsuits filed against the Assignor in any court in Brazil or abroad and which involves or seeks the Assigned Credit Rights, in a manner that could impede the assignment and full exercise, by the Fund, of the prerogatives arising from the ownership of the Assigned Credit Rights acquired under the terms of these General Conditions of Assignment and of each Electronic Assignment Formalization;

(vii) the assignment and transfer of Credit Rights, under the terms of these General Conditions of Assignment and of each Electronic Assignment Formalization, do not establish, directly or indirectly, any consumption or commercial relationship between the Assignor and the Fund or between the Assignor, the Custodian and/or the Administrator;

(viii) the Assigned Credit Rights assigned under the terms of these General Conditions of Assignment and of each Electronic Assignment Formalization have not been obtained through fraud or in any other way or under any other circumstance that could adversely affect their existence, validity or receipt under the terms of Brazilian law;

(ix) none of the assigned Credit Rights is, or will be, expressed in foreign currency; and

(x) it is not under intervention and is not aware of any process that could lead to its judicial or extrajudicial insolvency, bankruptcy, intervention or liquidation or similar proceeding.

9.1.1. Maintenance of the Representations by the Assignor. The Assignor agrees to maintain true all representations contained in Section 9.1 above during the term of these General Conditions of Assignment, which shall be deemed reaffirmed on the dates of execution of each Electronic Assignment Formalization.

9.2. Representations of the Administrator. The Administrator, duly authorized in the form of the Bylaws, represents and warrants, on behalf of the Fund and, as the case may be, duly authorized in the form of its by-laws, on its own behalf, that:

(i) the Fund is a communion of funds validly incorporated in the form of a closed-end fund, pursuant to CMN Resolution 2.907/01, to CVM Instruction 356/01 and to CVM Instruction 444/06;

(ii) these General Conditions of Assignment and the assumption and fulfillment of the obligations arising therefrom, as well as the other legal instruments related to the assignment and acquisition of Credit Rights agreed hereunder, are duly authorized by the Bylaws, and do not cause, directly or indirectly, non-compliance, wholly or in part, with (a) any agreements, of any kind, entered into prior to the Credit Rights Offering Date under these General Conditions of Assignment, to which the Fund and/or the Administrator is a party; (b) any law or regulation to which the Fund and/or the Administrator, or any of the corporeal, incorporeal, tangible, intangible assets, movable or immovable property owned by it; and (c) any court or administrative order, decision, even if preliminary, which affects the Administrator;

(iii) is technically and operationally qualified and authorized to provide the Fund’s management services, having all systems necessary for full and satisfactory performance of its, under the terms of the Bylaws, of the other documents related to the Fund and of the applicable legislation;

(iv) the legal representatives of the Fund and of the Administrator who sign these General Conditions of Assignment have regulatory and statutory powers to do so, as well as to assume, on behalf of the Administrator, or on account and order of the Fund, the obligations arising from these General Conditions of Assignment; and

(v) is not under intervention and is not aware of any proceeding that may lead to its judicial or extrajudicial insolvency, bankruptcy, intervention or liquidation or similar proceeding.

9.2.1. Maintenance of the Representations by the Administrator. The Administrator agrees to maintain true all representations contained in Section 9.2 above during the term of these General Conditions of Assignment, which shall be deemed reaffirmed on the dates of execution of each Electronic Assignment Formalization.

9.3. Representations of the Custodian. The Administrator, also in the capacity as Custodian, represents and warrants, as duly authorized in accordance with its by-laws, that:

(i) it is a financial institution validly organized and in operation in accordance with the applicable laws and regulations and duly qualified and authorized, under the terms of the applicable laws and regulations, to provide investment fund management services or custody and controlling services to the Fund, as the case may be;

(ii) these General Conditions of Assignment and the assumption and fulfillment of the obligations arising therefrom, as well as under the other legal instruments related to the assignment and acquisition of Credit Rights agreed hereunder, are duly authorized by the Bylaws, and do not cause, directly or indirectly, non-compliance, wholly or in part, with (a) any agreements, of any nature, entered into prior to the Credit Rights Offering Date under these General Conditions of Assignment, to which the Custodian is a party; (b) any law or regulation to which the Fund and/or the Administrator, or any of the corporeal, incorporeal, tangible, intangible, assets, movable or immovable property owned by it are subject; and (c) any court or administrative order, decision, even if preliminarily, which affects the Custodian;

(iii) its respective legal representatives who sign these General Conditions of Assignment have the powers on the by-laws to assume, on their behalf, the obligations established therein;

(iv) is technically and operationally qualified and authorized to provide custody and controlling services to the Fund, having all systems necessary for full and satisfactory performance of its duties, under the terms of these General Conditions of Assignment; and

(v) is not under intervention and is not aware of any proceeding that could lead to its judicial or extrajudicial insolvency, bankruptcy, intervention or liquidation or similar proceeding.

9.3.1. Maintenance of the Representations by the Custodian. The Custodian agrees to maintain true all representations contained in Section 9.3 above during the term of these General Conditions of Assignment, which shall be deemed reaffirmed on the dates of execution of each Electronic Assignment Formalization.

9.4. Knowledge of the Terms and Conditions of the Bylaws. Each party represents, by these General Conditions of Assignment, that it is aware of all terms of the Fund’s Bylaws.

9.5. Representations of PicPay. PicPay, duly authorized in the form of its by-laws, represents that it is compliant with the rules applicable to it, in all material respects, including, without limitation, BACEN Circular No. 3.680, of November 4, 2013, which requires payment institution to identify the end user of the payment accounts, as well as with the other rules and regulations applicable to PicPay with respect to the know your client/customer (KYC) processes required from said end users.

10. SECTION TEN - ADDITIONAL OBLIGATIONS OF THE ASSIGNORS

10.1. Obligations of the Assignors. Without prejudice to the other obligations assumed under these General Conditions of Assignment, the Assignors expressly agree, upon accession to the PicPay Service Agreement and each assignment of Eligible Credit Rights to the Fund, to:

(i) take all measures within its power to keep the statements contained in Section Nine above valid and effective, and to keep the Fund and the Administrator informed, which communications may be made through PicPay, in the capacity as agent of the Assignor, as provided in the PicPay Service Agreement, of any act or fact that may affect the validity of any of the aforementioned representations, adopting the appropriate measures to cure or avoid the invalidity of any representation;

(ii) carry out, in accordance with the fundamental accounting principles adopted in Brazil, the respective accounting entries corresponding to the irrevocable and irreversible assignment of Credit Rights to the Fund; and

(iii) immediately inform the Administrator, which communications may be made through PicPay, in the capacity as agent of the Assignor, as provided in the PicPay Service Provision Agreement, about the occurrence of any noncompliance with these General Conditions of Assignment.

10.1.1. The obligations provided for in this Section for which no specific term has been established shall be due within five (5) Business Days as from receipt, by the Assignor, of a communication sent through PicPay, in the capacity as agent of the Assignor, by the Administrator or by the Fund, under the terms of Section Fourteen below, demanding compliance with the respective obligation.

11. SECTION ELEVEN - EFFECTIVENESS AND TERMINATION

11.1. Effectiveness. These General Conditions of Assignment shall remain in force for the duration of the Fund, with the exception of the provisions in this Section and in the Sections Twelve and Thirteen below, as well as the events of early liquidation of the Fund provided for in the Bylaws.

11.2. Termination. No termination these General Conditions of Assignment shall exempt the Assignor from full and timely compliance with the obligations assumed under these General Conditions of Assignment in relation to the Assigned Credit Rights assigned before the date of termination hereof, including the provision in Section 11.1 above, or which become due as a result of termination of these General Conditions of Assignment, and it shall not adversely affect the Fund’s right to demand, by all means established in said contractual instruments, compliance with such obligations.

12. SECTION TWELVE - PENALTIES

12.1. Failure by the Fund to comply with any of the payment obligations provided for in these General Conditions of Assignment shall put, without prejudice to any notice, notification or judicial or extrajudicial warning, the defaulting Party in default, subjecting it to the payment of the overdue amounts plus late payment interest at the rate of one percent (1%) per month and monetary restatement based on the General Market Price Index (IGP-M) or, failing this, another index that legally substitutes it, calculated on a pro rata temporis basis from the date on which the payment was due to the date of full receipt thereof by the creditor Party.

12.2. No delays resulting from system failures shall be penalized, with respect to which, however, the Parties shall endeavor to immediately correct such failures, it being understood that the Administrator and/or the Custodian shall be subject to the penalties provided for in these General Conditions of Assignment if such failures are proven to persist for more than five (5) Business Days as from the date of PicPay’s communication regarding the failure in question.

12.3. The default by the Assignor and/or PicPay, due to intent or fault, of any of the obligations to give, to do or not to do under the General Conditions of Assignment and of each Electronic Assignment Formalization, which it has been notified to cure and fails to do so within the term established in these General Conditions of Assignment, or signed in the respective notification and/or notice, which term shall not be under any circumstances, shorter than two (2) Business Days, or, furthermore, the identification, by the Fund, that any representation made by the Assignor and/or PicPay, as the case may be, is false, incorrect, wrong, inaccurate or incomplete, shall oblige the Assignor to compensate for the losses and damages incurred by the Fund, the Administrator and/or the Custodian as a result of such default and/or falsity, incorrection, error, inaccuracy or incompleteness of the representation.

12.4. The Assignor shall be exempt from this penalty in case of defaults resulting from delays by the Debtor and/or the system failures of the Administrator, the Custodian and/or PicPay. In these cases, the Party responsible for the aforementioned delay and/or failure shall be liable to the Fund for any penalty and/or reimbursement that may exist.

13. SECTION THIRTEEN - CONFIDENTIALITY

13.1. The Assignors, as the case may be, represented by PicPay, the Fund, the Administrator and other Parties mentioned herein, agree to grant confidential treatment and respect the confidentiality of the data and information, whether oral or written, related to the operations, customers, database data and business of other Parties (including, without limitation, all financial, operational, economic, technical and legal secrets and/or information), contracts, opinions and other documents, as well as any copies or records thereof, contained in any hard copy and/or electronic medium to which said obliged Party is granted access under these General Conditions of Assignment (“Confidential Information”), and it is hereby established that (i) the Confidential Information may only be disclosed to their members, managers, attorneys-in-fact, advisers, agents and employees, whether present or future, who need to be granted access to the Confidential Information for compliance with the obligations set forth in these General Conditions of Assignment (the “Representatives”); and (ii) the disclosure to third parties, directly or indirectly, wholly or in part, individually or jointly, in Brazil or abroad, by any means, of any Confidential Information shall be conditional upon the prior and express written authorization of the owner of the respective Confidential Information (except as provided in Section 13.3 below).

13.2. The Assignors, as the case may be, represented by PicPay, the Fund, the Administrator and other Parties mentioned herein undertake not to use any of the Confidential Information to their own benefit or to the benefit of any third party, and they are responsible for the breach of the obligations provided for in this Section by any of the Representatives.

13.3. In the event that any of the Parties or any of their Representatives is required, by law, judicial/administrative decision or by determination of any governmental authority, to disclose any Confidential Information, such Party shall, without prejudice to timely compliance with the legal or administrative determination, except in cases where it is prevented as a result of a given judicial/administrative order or rule, immediately communicate this obligation to the other Parties, so that the Parties, if possible and in mutual cooperation, may take appropriate measures, including in court, to preserve the Confidential Information. If the measures taken to preserve the Confidential Information are unsuccessful, only the portion of the Confidential Information strictly necessary to satisfy the legal duty and/or compliance with a judicial/administrative order or order of any competent authority for disclosure of the information shall be disclosed.

13.4. The following information is excluded from the confidentiality commitment provided for herein: (i) information available to the public otherwise than by disclosure thereof by any of the Parties or by any of their Representatives; (ii) information that it was already known to one or all of the Parties or to any of their Representatives before said obliged Party or its Representatives were granted access thereto under these General Conditions of Assignment; (iii) information the disclosure of which is required by the applicable regulation, including, but not limited to, the regulation related to the capital markets, applicable to any of the Parties, its affiliates, parent companies and subsidiaries, regarding the disclosure of information to investors and the market, which disclosure shall be limited to the extent that such information is required by the applicable regulation.

13.5. The confidentiality duty provided for in this Section shall remain upon expiry of these General Conditions of Assignment between a given Assignor and the Fund for a term of five (5) years, and non-compliance therewith shall be subject to the provisions of these General Conditions of Assignment at any time during the term referred to above, including after the expiry or termination of these General Conditions of Assignment.

14. SECTION FOURTEEN - COMMUNICATIONS

14.1. Communications. All documents, communications, consents, notices, requests and other forms of communication related to these General Conditions of Assignment to the Fund, the Administrator and/or Custodian shall be made in writing and shall be sent or delivered under the terms of these General Conditions of Assignment, and they shall sent to the following addresses:

(a) if to the Fund and/or the Administrator:

BRASIL PLURAL S.A. BANCO MÚLTIPLO

Praia de Botafogo, Nº 228, sala 907, Parte, Botafogo

Postal code (CEP): 22250-906, Rio de Janeiro, RJ

Attn.: Mr. Rodrigo Godoy

Email: structured-fundsint@genialinvestimentos.com.br / Rodrigo.Godoy@brasilplural.com

Phone: (11) 3206-8381

(b) if to the Custodian:

BRASIL PLURAL S.A. BANCO MÚLTIPLO

Praia de Botafogo, Nº 228, sala 907, Parte, Botafogo

Postal code (CEP): 22250-906, Rio de Janeiro, RJ

Attn.: Ms. Cintia Sant Ana de Oliveira

Email: ol-custodiaterceiros@brasilplural.com/Cintia.Santana@brasilplural.com

Phone: (21) 3984 3227

(c) if to PicPay:

PICPAY SERVIÇOS S.A.

Av. Jerônimo Monteiro, 1000 – Centro

Postal Code 29010-935 - Vitória - ES

Attn: Brenda Luz

Email: brenda.luz@picpay.com and juridico@picpay.com

Phone: (27) 4042-1740

14.1.1. All communications, letters or notices sent to the Fund under the terms of these General Conditions of Assignment shall be issued with a copy to the Administrator with “Return Receipt” issued by the Brazilian Mail and Telegraph Company (“AIR”), or by email with proof of receipt, to the email indicated in Section 14.1 above, under penalty of not being deemed received by the Fund.

14.1.2. The documents and communications, as well as the physical means containing documents or communications, shall be deemed received upon delivery, by means of filing or through Return Receipt, at the above address, or upon confirmation of receipt of transmission via e-mail or other means of electronic transmission. For purposes of this Section, confirmation of receipt via facsimile or via e-mail shall be deemed valid even if issued by the Party that has transmitted the message, provided that the receipt has been sent from the equipment used in the transmission and that such equipment contains sufficient information to identify the issuer and the recipient of the communication, as well as the date on which it was sent.

14.1.3. The change in any of the addresses above shall be communicated to the other Parties by the Party the address of which has been changed.

14.1.4. The Party that sends the communication, warning or notice, as set forth in this Section Fourteen and sub-sections, shall not be responsible for failure by the other Party to receive it due to a change of address of such receiving Parties that has not been communicated under the terms of Section 14.1.3 above.

14.1.5. The communications, warnings or notices sent in the forms provided for in these General Conditions of Assignment shall be deemed fully effective if delivered to an employee, agent or representative of either Party.

15. SECTION FIFTEEN - FINAL PROVISIONS

15.1. Representations. The Parties represent that their undersigned legal representatives have all necessary powers and authorizations to sign these General Conditions of Assignment, as well as that the signature of these General Conditions of Assignment does not violate any other document, court order and/or legal obligation to which the Parties are subject.

15.2. Instrument Enforceable Out of Court. The Assignor and the Fund acknowledge that these General Conditions of Assignment, jointly with the PicPay Service Agreement, the respective Electronic Assignment Formalization, are an instrument enforceable out of court for all purposes and effects of article 784, item III, of Law No. 13.105, of March 16, 2015, as amended (“Code of Civil Procedure”), and they hereby acknowledge the liquidity and certainty of any pecuniary obligations provided for in these instruments that may be charged through execution proceeding of a sum certain against a solvent debtor.

15.3. Fund’s Obligations To Do and Not to Do. All provisions contained in these General Conditions of Assignment that are an obligation to do or not to do to be complied with by the Fund shall be deemed, unless expressly stated otherwise, as the exclusive responsibility of the Administrator. All provisions contained in these General Conditions of Assignment that are characterized as an obligation to do or not to do to be complied with by the Assignor shall be deemed, unless expressly stated otherwise, as the exclusive responsibility of the PicPay.

15.4. Entire Agreement. These General Conditions of Assignment, together with the PicPay Service Provision Agreement and the respective Assignment Formalizations, replace any previous oral or written agreement between the Parties, and they shall be governed in accordance with the PicPay Service Agreement.

15.5. Enforceability of the Obligations. Subject to the terms established in these General Conditions of Assignment, and except as otherwise provided for in these General Conditions of Assignment, the obligations to do and not to do set forth herein shall be enforceable within five (5) Business Days as from receipt, by the Parties, of the notice that puts the respective Party in default, it being understood that the creditor Party may adopt the necessary legal measures (i) for the specific remedy; or (ii) to obtain the equivalent practical result, by means of the measures referred to in paragraph 1 of article 536 of the Code of Civil Procedure.

15.5.1. The Parties hereby expressly acknowledge that the proof of receipt of the notice mentioned in Section 15.5 above, accompanied by the supporting documents, shall be sufficient evidence for purposes of claiming specific relief of the breached obligation,

15.6. Conflict. In case of conflict between the provisions of these General Conditions of Assignment and the terms of the Bylaws, as amended, the provisions of these General Conditions of Assignment shall prevail, without any prejudice to the other terms of the Bylaws, which shall remain fully valid and effective.

15.7. Amendments. Any inclusion of other sections, exclusions of or changes to those already existing in these General Conditions of Assignment or the provisions of its Exhibits shall only be made by means of an amendment duly signed by the Parties, which shall become an integral part of these General Conditions of Assignment, and therefore any and all amendments to these General Conditions of Assignment shall only be valid and effective if made in writing.

15.8. No Commercial Relationship. Except for the commercial and mandatory relations established herein, these General Conditions of Assignment neither create nor establish any commercial and/or exclusivity relationship between the Assignor, the Fund, and other institutions involved.

15.9. Irrevocability and Irreversibility. Except as expressly provided for in these General Conditions of Assignment, the Assignor and the Fund irrevocably and irreversibly execute these General Conditions of Assignment, and they agree to duly, timely and fully comply therewith, on their account and on account of their successors, on any account.

15.10. Exhibits. The exhibits to these General Conditions of Assignment (“Exhibits”) are an integral and inseparable part hereof. In the event of inconsistency between the content and/or construal of the General Conditions of Assignment and its Exhibits, the provisions of these General Conditions of Assignment shall prevail, given the supplementary nature of the Exhibits. The Parties acknowledge the unicity and inseparability of the provisions of these General Conditions of Assignment and of the Exhibits, which must be construed in a harmonious and systematic manner, taking as a parameter the nature of the transaction executed between the Parties.

15.11. Independence of the Provisions. If, as a result of any unappealable court order, any provision or term of these General Conditions of Assignment is declared null, invalid, unenforceable or voidable, such nullity, invalidity, unenforceability or voidability shall not adversely affect the effectiveness of the other sections of these General Conditions of Assignment not affected by the declaration of nullity, invalidity, unenforceability or voidability.

15.12. Forbearance. Forbearance and reciprocal concessions between the Parties shall be occasional and transitory in nature and shall not, under any circumstances, constitute a waiver, compromise, redemption, loss, modification, reduction or extension of any right, option, privilege, prerogative or power conferred on any of the Parties under the terms of this Agreement, and whenever they occur, they shall expressly exclude the purpose of novating the obligations set forth herein.

15.12.1. Failure by the Parties to exercise any of the rights granted to them by these General Conditions of Assignment and the laws shall not constitute a cause for amendment to or novation hereof and shall not prevent the exercise of these rights in the future or in an identical subsequent event.

15.12.2. Any exception existing in these General Conditions of Assignment that may be created in the future, in relation to any provision or representative contained in these General Conditions of Assignment shall be strictly limited to the Section, sub-section or item where such exception is expressly inserted and cannot be used to interpret or create exceptions or exonerations with respect to other Section, sub-sections or items.

15.13. Waiver and Novation. The rights of each Party provided for in these General Conditions of Assignment (i) are cumulative with other rights provided by law, unless they are expressly excluded; and (ii) admit only written and specific waiver. Failure by the Parties to exercise, wholly or in part, any right arising from these General Conditions of Assignment and the laws shall not constitute a cause for amendment, nor shall it imply a novation of the obligation or waiver of the respective right by its holder in the future or in future identical events.

15.14. Illegality. If any term, provision and covenant contained in these General Conditions of Assignment is deemed unenforceable, invalid or illegal for any reason, wholly or in part, the other terms and provisions shall remain in full force and effect, as if these General Conditions of Assignment had been signed with the elimination of the unenforceable, invalid or illegal provision, in such a way that such unenforceability, invalidity or illegality shall not otherwise affect the enforceability, validity or legality of the remaining terms and provisions, provided that these General Conditions of Assignment, thus modified, continue to express, without material changes, the original intentions of the Parties with respect to the subject matter of these General Conditions of Assignment and provided that the elimination of the passage does not significantly affect the respective benefits and expectations of the Parties.

15.15. Events of Act of God and Force Majeure. Events of act of God and force majeure exclude the liability of the Parties, under the terms of article 393 of the Brazilian Civil Code.

15.15.1. The Party affected as a result of act of God or force majeure shall immediately notify the other of the extent of the fact and the estimated term during which it shall be unable to comply or required to delay compliance with its obligations under these General Conditions of Assignment.

15.15.2. Once the effects of the act of God or force majeure have ceased, the affected Party shall immediately notify the other Party for knowledge of this fact, restoring the original situation.

15.15.3. If the occurrence of any Act of God or force majeure only partially prevents performance of the obligations under these General Conditions of Assignment by one of the Parties, the affected party shall comply with the obligations that have not been affected by the event of Act of God or force majeure.

15.16. Taxes. The taxes that are due as a direct or indirect consequence of these General Conditions of Assignment, or of their enforcement thereof, are a liability of the taxpayer, as defined in the tax legislation.

15.17. Collection Costs. The collection costs incurred by the Fund upon collection of the Eligible Credit Rights coming due shall be incurred as defined in the Bylaws.

15.18. Assignment. Unless otherwise provided for in these General Conditions of Assignment, the assignment to third parties, by any of the Parties, of the rights and obligations set forth therein is expressly prohibited, with the exception of the assignment to legal entities belonging to the same economic group as the Administrator and/or the Custodian.

15.19. Best Efforts of the Parties. Subject to the terms and conditions set forth in these General Conditions of Assignment, PicPay, the Assignor, the Administrator and the Fund agree to use their best efforts in order to adopt or ensure adoption of the measures or acts that may be necessary or convenient in accordance with the applicable laws and regulations in order to comply with and observe the provisions of these General Conditions of Assignment.

15.20. Resolution of Disputes The Parties shall use their best efforts so that any litigation, dispute and/or divergence that may exist between the Parties and which result from commitments, rights and/or obligations under these General Conditions of Assignment or under the instruments arising therefrom, are initially subject to understandings between the Parties themselves.

15.21. Registration. These General Conditions of Assignment shall be registered, within twenty (20) days as from the date hereof, with the competent Registry of Deeds and Documents of the principal place of business of the Administrator and PicPay. The respective amendments to and/or changes in these General Conditions of Assignment shall also be registered, under the terms set out above.

16. SECTION SIXTEEN - JURISDICTION AND APPLICABLE LAW

16.1. Jurisdiction. The Parties hereby elect the Courts of the City of São Paulo, State of São Paulo, with the express exclusion of any other, however privileged it may be, as competent to resolve any doubts and/or issues arising from these General Conditions of Assignment and/or Electronic Assignment Formalizations.

16.2. Applicable Law. These General Conditions of Assignment shall be governed and construed in accordance with the laws of the Federative Republic of Brazil.

Sao Paulo, May 8, 2019.

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(Signature page of the General Conditions for the Promise of Assignment and Acquisition of Credit Rights and Other Covenants signed between Fundo de Investimento em Direitos Creditórios Não-Padronizados PicPay I, represented by its administrator, Brasil Plural S.A. Banco Múltiplo, in the capacity as administrator and custodian, and PicPay Serviços S.A.)

FUNDO DE INVESTIMENTO EM DIREITOS CREDITÓRIOS NÃO-PADRONIZADOS PICPAY I, represented herein by its administrator, BRASIL PLURAL S.A. BANCO MÚLTIPLO

/s/ Rodrigo Godoy		/s/ Vitor Delduque
Name:	Rodrigo Godoy	Name:	Vitor Delduque
Office:	Officer	Office:	Attorney-In-Fact

BRASIL PLURAL S.A. BANCO MÚLTIPLO

/s/ Rodrigo Godoy		/s/ Vitor Delduque
Name:	Rodrigo Godoy	Name:	Vitor Delduque
Office:	Officer	Office:	Attorney-In-Fact

PICPAY SERVIÇOS S.A.

/s/ Anderson Andrade Chamon do Carmo		/s/ Valerio Zarro
Name:	Anderson Andrade Chamon do Carmo	Name:	Valerio Zarro
Office:	Officer	Office:	Officer

Witnesses:

/s/ Yoseph Sng Lee Yoo		/s/ Simone Gonçalves Camacho
Name:	Yoseph Sng Lee Yoo	Name:	Simone Gonçalves Camacho
Taxpayer Card (CPF/ME): Taxpayer Card (CPF): 430.805.828-70		Taxpayer Card (CPF/ME): 269.100.998-00
Identity Card (RG): 45.116.063-0

(remainder of the page intentionally left blank)

EXHIBIT I

DEFINITIONS

All terms and expressions, starting with capital letters, in their singular or plural form, used in these General Conditions of Assignment and its Exhibits and not defined therein have the meaning assigned to them in the Bylaws and in the definitions below:

A.R.	means the “Return Receipt” issued by the Brazilian Mail and Telegraph Company.

Administrator	means BRASIL PLURAL S.A. BANCO MÚLTIPLO, an institution duly authorized by CVM, through Declaratory Act No. 13.778 of July 16, 2014, for the provision of securities portfolio management services, enrolled with the CNPJ/ME under No. 45.246.410/0001-55, headquartered in the City and State of Rio de Janeiro, at Praia de Botafogo, No. 228, suite 907 - Part, Botafogo, postal code 22250-906.

Acquirer of the Transaction	means the Accreditation Entity that captured the Payment Transaction.

Settlement Agent	means PicPay, in the capacity as settlement agent contracted by the Fund, under the terms of the Settlement Agent Agreement, in relation to the Credit Rights originating from Payment Transactions.

Exhibits	are the exhibits to these General Conditions of Assignment (“Exhibits”), which are an integral and inseparable part thereof.

Conciliation File	means the electronic file agreed between PicPay, in the capacity as Settlement Agent, and the Custodian of the Fund, with information necessary for the assignment of Credit Rights, containing data on transactions, the Assignors and the Credit Rights, as well as identifying assignments/transactions carried out on a specific Business Day in the Fund’s PicPay Account,

Remittance File	means the electronic file(s) prepared by PicPay, indicating the Credit Rights assigned to the Fund on a given day, identified by (i) Assignor; (ii) face value; (iii) Purchase Price; (iv) Purchase Price Payment Date; (v) identification of the transaction with the Transaction Purchaser (authorization code); and (vi) applicable maturity date based on the settlement term defined in the respective Payment Arrangement.

Assignment Termination Notice File	has the meaning set forth in Section 5.1.1.1 above.

Prepayment File	has the meaning set forth in Section 4.1.1 above.

Assignment Termination Response File	has the meaning set forth in Section 5.1.1.2 above.

Reply File	means the electronic file prepared by the Custodian, referring to Credit Rights, which identifies the Assigned Credit Rights and the Assigned Credit Rights that shall be the subject of the Assignment Termination, as well as the reason for the Assignment Termination, if applicable, which shall be completed under the terms these General Conditions of Assignment, identified by (i) Assignor; (ii) face value; (iii) Purchase Price; (iv) Purchase Price Payment Date; (v) identification of the transaction with the Transaction Purchaser (authorization code); and (vi) applicable maturity date based on the settlement term defined in the respective Payment Arrangement, as provided in the respective Remittance File.

Payment Arrangement	means the set of rules and procedures established by the respective Brand that governs the provision of a particular payment service to the public, such as the activities of issuing Payment Instruments and the accreditation of customers, End User and/or Sub-accredited Establishments, and which also defines the use of operational and safety standards associated with these activities, under the terms of the applicable legislation and regulations.

Prepayment Reply File	has the meaning set forth in Section 4.1.1, item (ii) above.

B3	is B3 S.A. – Brasil, Bolsa, Balcão

BACEN	is the Central Bank of Brazil

Brands	means the institutions responsible for Payment Arrangements (Payment Arrangement institutors) and, where applicable, for the use of the trademark associated with the Payment Arrangement, owners of the property rights and/or franchisors of their brands and logos that identify the Payment Instruments, which are responsible for regulating and inspecting the issuance of Payment Instruments, the accreditation of Clients and/or Sub-accredited Establishments, the use and operational and security standards, under the terms of the applicable laws and regulations.

Card	means the Payment Instrument presented in the form of a plastic or virtual card, with credit and/or debit functions, among others, issued by the Issuer and provided with a specific number, security code, name of the End User (holder of the Payment Instrument), expiration date and logo of the Brands, trademarks, names or logos admitted in the PicPay System, which instrument is used in Payment Transactions in that system.

Assignor	means End Users that, in the form of the PicPay Service Agreement, assign all or part of their respective Eligible Credit Rights to the Fund and, for that purpose, have performed and/or shall perform Electronic Formalization(s) of Assignment with the Fund, represented by PicPay, in the capacity as its representative, under the terms of the PicPay Service Agreement, and which have acceded to said PicPay Service Agreement, as well as the terms and conditions of these General Conditions of Assignment through the PicPay Service Agreement.

CIP	is the Interbank Payments Chamber.

Clients and / or Sub-accredited Establishments	means individuals, legal entities and/or other persons, resident or domiciled in Brazil, as the case may be, provided that they are duly sub-accredited by PicPay through the know your client/customer (KYC) process, carried out by PicPay, in compliance with the regulations issued by BACEN and which have acceded and agreed to the PicPay Service Agreement. In the PicPay System, Customers and/or Sub-Accredited Establishments are characterized as the “receiving users” of any Payment Transaction.

CMN	is the National Monetary Council.

CNPJ/ME	is the National Corporate Taxpayers’ Registry of the Ministry of Economy.

Brazilian Civil Code	means Law No. 10.406, of January 10, 2002, as amended, or any rule that may replace it in the future.

Code of Civil Procedure	means Law No. 13.105, of March 16, 2015, as amended, or any rule that may replace it in the future.

Assignment Conditions	mean the conditions of assignment set forth in Section 2.2 of the General Conditions of Assignment.

General Conditions of Assignment	means this instrument of “General Conditions for the Promise of Assignment and Acquisition of Credit Rights and Other Covenants”, as well as the respective amendments thereto, to be registered with the competent Registry of Deeds and Documents, the purpose of which is to establish the general conditions of the promise of assignment of Eligible Credit Rights by the Assignors to the Fund, and which shall be the subject of accession by the Assignors simultaneously with the accession to the PicPay Service Agreement.

Fund Bank Account	means the bank account held with Brasil Plural S.A. Banco Múltiplo (125), or any other checking account that may be opened and held by the Fund for this purpose, to which the following shall be credited: (i) the amounts referring to the payment of the Shares issued by the Fund from time to time; (ii) the proceeds from the settlement of the Defaulted Assigned Credit Rights; and (iii) proceeds from the payment of Eligible Credit Rights.

Fund Account	means a Fund Bank Account and/or the Fund’s PicPay Account.

Fund’s PicPay Account	means the payment account held under CNPJ/ME No. 32.527.650/0001-86, held by the Fund with PicPay within the scope of its closed Payment Arrangement, in which (i) by the Fund, the deposit of the Acquisition to be transferred to the Assignors for acquisition of the Eligible Credit Rights; and (ii) by the Debtor, the settlement of the Assigned Credit Rights.

User PicPay Account	means the payment account held by each Assignor, held with PicPay within the scope of its closed arrangement, to which the Assignor (i) shall make a contribution or credit funds by means of a Payment Transaction carried out in the PicPay System using a Payment Instrument (cash in); and/or (ii) shall receive the Purchase Price paid by the Fund for the Assigned Credit Rights.

Settlement Agent Agreement	means the “Credit Right and Other Covenants Settlement Agent Services Agreement”, between the Administrator, on behalf of the Fund and the Settlement Agent, with the Custodian as intervening party, to govern the provision, by the Settlement Agent, of the settlement and clearing services of the assigned Credit Rights.

PicPay Services Agreement	means the “Payment Service Agreement”, made available on the PicPay application, as amended and/or replaced from time to time, whereby End Users accede to the general terms and conditions for the provision of services provided by PicPay, as well as grant PicPay powers for it to formalize, in the name of the Assignors, the assignment of Eligible Credit Rights to the Fund.

Shares	means the Senior Shares and the Subordinated Shares, issued by the Fund.

Senior Shares	means the Senior Shares issued by the Fund, which have priority over the Subordinated Shares for purposes of amortization and redemption.

Subordinated Shares	means the subordinated Shares issued by the Fund, which are subordinated to the Senior Shares for purposes of amortization and redemption.

Accrediting Companies	means legal entities duly authorized by BACEN who, without managing a payment account: (i) enable recipients to accept Payment Instruments issued by payment institutions or by a financial institution (Issuer) participating in the same Payment Arrangement; and (ii) participate in the settlement of Payment Transactions in the capacity as creditor before the Issuer, in accordance with the rules of the Payment Arrangement.

Eligibility Criteria	means the eligibility criteria set out in Section 2.2 above.

Custodian	is BRASIL PLURAL S.A. BANCO MÚLTIPLO, an institution duly authorized by CVM, through Declaratory Act No. 13.778 of July 16, 2014, to provide custody services, enrolled with the CNPJ/ME under No. 45.246.410/0001-55, with headquarters in the City and State of Rio de Janeiro, at Praia de Botafogo, No. 228, suite 907 - Part, Botafogo, Postal Code 22250-906.

CVM	is the Brazilian Securities Commission.

Termination Date	has the meaning set forth in Section 5.1.1.1 above.

Date of Acquisition	has the meaning set forth in Section 3.1.1, item (ii) above.

Offering Date	has the meaning set forth in Section 3.1.1 above.

Purchase Price Payment Date	means the date on which the Purchase Price for the Eligible Credit Rights is paid to the Assignor, defined at the time of each assignment, which amounts are transferred to the Assignor.

Debtor	is PicPay, due to the completion of Payment Transactions by End Users for contribution or credit of funds to the respective PicPay Accounts of the Users (cash in).

Business Day or Business Days	means any day except for Saturdays, Sundays or national holidays, in the State or in the City of São Paulo. Exclusively in cases where operations are settled at B3, those days on which the B3 does not operate shall not be deemed “Business Days”. Any date set forth in the Bylaws that is not a Business Day shall be automatically extended to the immediately subsequent Business Day, without any penalty.

Credit Rights	means the credit rights held from time to time by the End Users against PicPay, originating from Payment Transactions carried out in the PicPay System by End Users using Payment Instruments for contribution or credit to the respective Users’ PicPay Accounts (cash in), including, without limitation, for the purpose of transferring funds to Clients and/or Sub-accredited Establishments), for the purchase of goods, products or services from a Sub-accredited Client and/or Establishment and/or pay Collection Slips (as defined in the Bylaws), as applicable, after discounting the fees that constitute the remuneration of the Brands, Issuers and the Purchaser of the Transaction, as well as any other withdrawals provided for in the Rules of the Payment Arrangement or in the accreditation and accession agreement and/or in the PicPay Service Agreement, as applicable.

Assigned Credit Rights	means the Eligible Credit Rights assigned by the Assignors to the Fund in the form of and under these General Conditions of Assignment and the PicPay Services Agreement, subject to the Eligibility Criteria, the Assignment Conditions and the Investment Policy of the Fund.

Defaulted Assigned Credit Rights	means the Assigned Credit Rights, in relation to which the Debtor is in arrears, wholly or in part, in the fulfillment of its respective contractual obligations.

Eligible Credit Rights	means Credit Rights that meet, cumulatively, the Conditions of Assignment and the Eligibility Criterion.

Additional Documents	means (i) electronic records, standardized by the PicPay System, completed by the End Users at the time of the Payment Transaction and/or software information processing, which connects to the PicPay System network, and which captures Payment Transactions, among other functions (log); and (ii) other documents, in addition to the Supporting Documents, which may be necessary in discussions about the existence, veracity, content and/or enforceability of the assigned Credit Rights, as the case may be.

Supporting Documents	means the supporting documents of the Credit Rights backing, whose origination process is the responsibility of the Assignors, and which comprise, jointly: (i) the PicPay Services Agreement and its respective amendments; (ii) the General Conditions of Assignment; (iii) the Remittance File and the Return File; (iv) the Conciliation Files generated daily at the end of each Business Day, containing the assignments made to the Fund on the respective Business Day (this being the form of validation of such Credit Rights); (v) the System Integrity Reports, from the moment they commence to be prepared, pursuant to the Bylaws; and (vii) the reports generated on electronic platforms managed by third parties based on the information provided by the Transaction Acquirers.

Authorized Custodian Emails

are the following electronic addresses (and/or any others notified by the Custodian to the other Parties at least two (2) Business Days in advance), which are authorized to express the Custodian’s manifestation of will and the assumption of obligations by the Custodian, under the terms of these General Conditions of Assignment:

ol-custodiaterceiros@brasilplural.com / Cintia.Santana@brasilplural.com

Authorized Fund E-mails

are the following electronic addresses (and/or any others notified by the Fund to the other Parties at least two (2) Business Days in advance), which are authorized to express the Fund’s manifestation of will and the assumption of obligations by the Fund, under the terms of these General Conditions of Assignment:

structured-fundsint@genialinvestimentos.com.br / Rodrigo.Godoy@brasilplural.com

Authorized PicPay Emails

are the following electronic addresses (and/or any others notified by PicPay, as the assignor’s agent, to the other Parties at least two (2) Business Days in advance), which are authorized to express PicPay’s manifestation of will, in the capacity as agent of the Assignors, and the assumption of obligations by PicPay, in the capacity as agent of the Assignors, under the terms of these General Conditions of Assignment:

Brenda.luz@picpay.com / Pablo.gomes@picpay.com / Juridico@picpay.com / Valerio@picpay.com

Confirmation Email	has the meaning ascribed to it in Section 3.1.1, item (v) of the Agreement.

Reply Email	has the meaning ascribed to it in Section 3.1.1, item (viii) of the Agreement.

Issuers	means the Persons (financial institutions and/or payment institutions) duly authorized by BACEN and licensed by the Brands to issue electronic currency and/or Payment Instruments (including Cards), valid in Brazil, under the terms of the applicable CMN and BACEN legislation.

Electronic Assignment Formalization	are the records generated electronically by the PicPay System that identify the assignment of Assigned Credit Rights by the Assignors to the Fund, carried out in the form of these General Conditions of Assignment, from the date of the request for assignment of Eligible Credit Rights by the Assignors under the terms of these General Conditions of Assignment and PicPay Service Agreement, provided that the Electronic Formalization of the Assignment shall contain sufficient elements for identification of the Assigned Credit Rights, which are: (i) Acquirer of the Transaction; (ii) face value; (iii) Purchase Price; (iv) Purchase Price Payment Date; (v) identification of the transaction with the Transaction Purchaser (authorization code); and (vi) applicable due date based on the settlement period defined in the respective Payment Arrangement as provided in the respective Remittance File.

Fund	is FUNDO DE INVESTIMENTO EM DIREITOS CREDITÓRIOS NÃO-PADRONIZADOS PICPAY I, organized in the form of a closed-end fund, enrolled with the CNPJ/ME under number 32.527.650/0001-86, governed by its Bylaws, regulated by CMN Termination 2.907/01, by CVM Instruction 356/01, by CVM Instruction 444/06 and by the other legal and regulatory provisions applicable to it.

Confidential Information	is the information defined in Section 13.1 of these General Conditions of Assignment.

CVM Instruction 356/01	means CVM Instruction No. 356, of December 17, 2001, as amended, or any other that may replace it in the future

CVM Instruction 444/06	means CVM Instruction 444, of December 8, 2006, as amended, or any other that may replace it in the future.

Payment Instrument(s)	means any and all provisions, set(s) of procedures (including, without limitation, hard copies or electronic instrument(s) with postpaid payment functions, including Cards), which may be accepted in Payment Transactions in the PicPay System.

Party or Parties	are, individually or jointly, the Assignor and the Fund.

Person	means any individual or legal entity, company, association, joint venture, corporations, investment funds, organizations or entities without legal personality.

PicPay	is PICPAY SERVIÇOS S.A., a limited-liability company, enrolled with the CNPJ/ME under No. 22.896.431/0001-10, headquartered in the City of Vitória, State of Espírito Santo, at Av. Jerônimo Monteiro, 1000 - Centro, Postal Code 29010-935.

Prepayment	has the meaning set forth in Section 4.1 above.

Assignment Termination Price	has the meaning provided for in Section 5.1.1.5 of these General Conditions of Assignment.

Purchase Price	with respect to the Credit Rights held by a given Assignor, the price to be paid by the Fund to such Assignor in the User’s PicPay Account as a result of the acquisition of the corresponding Credit Rights, as established in the Electronic Assignment Formalizations, to be agreed between the respective Assignor, represented by PicPay, as provided for in the PicPay Service Agreement, and the Fund at the time of each assignment, according to market criteria and parameters then in effect, taking into account, among other factors, the amount of the Eligible Credit Rights to be assigned to the Fund and the payment term of the Eligible Credit Rights to be assigned.

Offering Processing	has the meaning set forth in Section 3.1.1 above.

Prepayment Processing	has the meaning set forth in Section 4.1.1 above.

Bylaws	is the bylaws of the Fund, registered with the 1st Registry of Deeds and Documents of the City of Rio de Janeiro, State of Rio de Janeiro, as amended from time to time.

System Integrity Report	means the audit report through which the integrity of the Payment Transaction records in the PicPay System is attested, to be prepared annually, according to the procedures established in Exhibit IV to the Regulation.

Representatives	is the information defined in Section 13.1 of these General Conditions of Assignment.

Acquisition Reserve	means a reserve of the amount corresponding to PicPay’s estimate of the amount of funds necessary for the acquisition of Eligible Credit Rights that will be offered to the Fund on the Business Day subsequent to the Offering Date, under the terms established in these General Conditions of Assignment, for payment of the Price of Acquisition.

CMN Termination 2.907/01	means Termination No. 2.907, issued by CMN on November 29, 2001, as amended, or any other standard that may replace it.

Assignment Termination	has the meaning provided for in Section 5.1.1 of these General Conditions of Assignment.

PicPay System	means the group of people, technologies and procedures made available by PicPay, in the capacity as Sub-accreditor of Post-paid Payment Arrangements, necessary for the qualification of Clients and/or Sub-accredited Establishments, the contribution or credit of funds by End Users to the Users’ PicPay Accounts (cash in), the acceptance of Payment Instruments, capture, transmission, processing and settlement of Payment Transactions and the acceptance and operation of other products and services related to such activities.

Sub-accreditor	means the legal entity that (i) enables recipients to accept Payment Instruments issued by payment institutions or by a financial institution (Issuer) participating in the same Payment Arrangement; (ii) participates in the settlement of Payment Transactions in the capacity as creditor before the Creditor; and (iii) allows the contribution or deposit of resources by End Users in payment accounts opened with the Sub-accreditor (cash in).

Payment Transaction	means the payment transaction, by the End User, for the contribution or credit of funds to the Users’ PicPay Accounts (cash in) within the scope of the PicPay System, the transfer of funds or for the acquisition of goods, products and/or services with the respective Sub-accredited Establishment or any other purpose permitted under the PicPay Service Provision Agreement, using any Payment Instruments.

End User or End Users	means any Person who uses a Payment Instrument for the Brands to carry out a Payment Transaction, including, without limitation, for the contribution or credit of funds to the Users’ PicPay Accounts (cash in). In the PicPay System, End Users are characterized as the “paying users” of any Payment Transaction.

Prepayment Amount	has the meaning provided for in Section 4.2 of these General Conditions of Assignment.

EXHIBIT II

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